EXHIBIT 7

CONSOLIDATED REPORT OF CONDITION

Consolidated Report of Condition of

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION

150 Royall Street, Canton, MA 02021

at the close of business December 31, 2021.

Dollar Amounts In Thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	-0-
Interest-bearing balances	-0-
Securities:
Held-to-maturity securities	-0-
Available-for-sale securities	224,842
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	-0-
Securities purchased under agreements to resell	-0-
Loans and lease financing receivables:
Loans and leases held for sale	-0-
Loans and leases, net of unearned income	-0-
LESS: Allowance for loan and lease losses	-0-
Loans and leases, net of unearned income and allowance	-0-
Trading assets	-0-
Premises and fixed assets (including capitalized leases)	25,436
Other real estate owned	-0-
Investments in unconsolidated subsidiaries and associated companies	-0-
Direct and indirect investments in real estate ventures	-0-
Intangible assets:
Goodwill	738,825
Other intangible assets	-0-
Other assets	52,684

Total assets	1,041,787

LIABILITIES
Deposits:
In domestic offices	-0-
Noninterest-bearing	-0-
Interest-bearing	-0-
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices .	-0-
Securities sold under agreements to repurchase	-0-
Trading liabilities	-0-

Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	-0-
Not applicable
Not applicable
Subordinated notes and debentures	-0-
Other liabilities	178,811

Total liabilities	178,811

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	500
Surplus (exclude all surplus related to preferred stock)	827,224
Retained earnings	35,252
Accumulated other comprehensive income	-0-
Other equity capital components	-0-
Total bank equity capital	862,976
Noncontrolling (minority) interests in consolidated subsidiaries	-0-
Total equity capital	862,976

Total liabilities and equity capital	1,041,787

I, Robert G. Marshall, Assistant Controller of the above named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

/s/ Robert G. Marshall

Robert G. Marshall

Assistant Controller